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                                                                [CONFORMED COPY]


                               EXCHANGE AGREEMENT

                                     between

                        LORAL SPACE & COMMUNICATIONS LTD.

                                       and

                            DAIMLER-BENZ AEROSPACE AG


                       -----------------------------------

                          Dated as of December 19, 1996

                       -----------------------------------
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                               EXCHANGE AGREEMENT

            EXCHANGE AGREEMENT dated as of December 19, 1996 (this "Agreement") between LORAL SPACE & COMMUNICATIONS LTD., a company organized under the laws of Bermuda ("Loral"), and DAIMLER-BENZ AEROSPACE AG (formerly Deutsche Aerospace
AG), a corporation organized under the laws of Germany (the "Stockholder").

                              W I T N E S S E T H :

            WHEREAS, the Stockholder currently owns 490 shares of Common Stock, par value $.10 per share (the "SS/L Shares"), of Space Systems/Loral, Inc., a Delaware corporation ("SS/L"), which shares constitute 12.25% of all of the issued and outstanding shares of capital stock of SS/L; and

            WHEREAS, Loral and the Stockholder have agreed that the Stockholder will exchange its SS/L Shares for consideration from Loral having a value of $93.5 million, subject to adjustment in certain circumstances, as set forth in this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. THE EXCHANGE

            1.1. Exchange. At the Closing described in Section 1.2 below, the Stockholder agrees to transfer to Loral the SS/L Shares held by the Stockholder and, in exchange therefor, Loral agrees to transfer to the Stockholder the Consideration (as defined below). At Loral's election, the "Consideration" may consist of either (a) $93.5 million in cash (the "Cash Consideration") or (b) if all the conditions to closing set forth in Section 4.1.1 and 4.1.3 have been satisfied on or before the Closing Date (as defined below), a principal amount of the 6% Convertible Preferred Equivalent Obligations due 2006 of Loral (the
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"CPEOs"), such that upon sale of the CPEOs by or on behalf of the Stockholder immediately after the Closing, the Stockholder will realize net proceeds from such sale of $93.5 million (the "CPEO Consideration") on the Closing Date. If Loral elects to issue CPEOs as the Consideration, such CPEOs shall be issued under an indenture (the "Indenture") which shall be in form and substance substantially similar to the Indenture dated as of November 1, 1996 between Loral and The Bank of New York, as Trustee, relating to $600,000,000 principal amount of Loral's 6% Convertible Preferred Obligations due 2006, a copy of which indenture is attached hereto as Exhibit A. The amount of the Consideration shall be subject to adjustment as set forth in Section 1.3 below.

            1.2. Closing. The closing ("Closing") of the transaction contemplated by Section 1.1 (the "Exchange") shall occur at the law offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 or such other place upon which the parties may agree on such date as Loral shall elect, but in no event later than March 31, 1997, or upon such other date after March 31, 1997 on which the parties may agree (the "Closing Date"). Loral shall notify the Stockholder in writing of the Closing Date at least five days prior thereto, provided, however, that Loral may, at any time after delivery of such notice and prior to the Closing, elect to deliver an additional notice to the Stockholder to defer the Closing Date to a later date, which date shall in no event be later than March 31, 1997. At the Closing, (a) Loral shall deliver to the Stockholder, (i) if Loral elects the Cash Consideration, the Cash Consideration by wire transfer of immediately available funds to the account of the Stockholder designated by the Stockholder's written instructions delivered at least two full business days prior to the Closing Date or (ii) if Loral elects the CPEO Consideration, CPEOs in certificated form, registered in the such name or names and denominations as the Stockholder shall have requested at least two full business days prior to the Closing Date, and
(b) the Stockholder shall deliver to Loral stock certificates representing its SS/L Shares,


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duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all taxes, direct or indirect, attributable to the transfer of such shares paid or provided for.

            1.3. Adjustment in Amount of Consideration. The amount of the Consideration shall be subject to adjustment as follows: if (a) the Closing Date occurs after January 31, 1997 and (b)(i) if Loral has elected the Cash Consideration and, in connection therewith, Loral has issued CPEOs or has received a bid from the Investment Banker (as defined below) to purchase CPEOs at a gross price equal to or greater than $60 per CPEO or (ii) if Loral has elected the CPEO Consideration and the gross price to be received by the Stockholder upon sale thereof as contemplated herein is equal to or greater than $60 per CPEO, then, the amount of the Consideration shall be increased to $95 million, payable either in cash or in CPEOs as set forth in Section 1.1.

2. CERTAIN AGREEMENTS

            2.1 Sale of Securities by Stockholder. If Loral elects the CPEO Consideration, Loral agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable so that, immediately after the Closing, Lehman Brothers Inc. or another investment banking firm selected by Loral (the "Investment Banker") will purchase from the Stockholder, on the Closing Date, the CPEOs issued by Loral to the Stockholder, and the Stockholder shall receive as consideration therefor from the Investment Banker, on the Closing Date, a net purchase price equal to not less than $93.5 million (or $95 million, if Section 1.3 is applicable). Loral shall pay the fees and expenses of the Investment Banker.

            2.2. Proxy; Resignation of Director. Effective as of the date of this Agreement, the Stockholder hereby irrevocably constitutes and appoints Loral or any designee of Loral the lawful agent, attorney and proxy of the Stockholder to vote all of the Stockholder's SS/L Shares at


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any meeting or in connection with any written consent of the stockholders of
SS/L on any matters which may be presented to SS/L's stockholders at any meeting or in connection with any written consent of the stockholders of SS/L. This power of attorney is irrevocable, is granted in consideration of Loral entering into this Agreement and is coupled with an interest sufficient in law to support an irrevocable power. This appointment shall revoke all prior attorneys and proxies appointed by the Stockholder at any time with respect to its SS/L Shares, and no subsequent attorneys or proxies will be appointed by the Stockholder, or be effective, with respect thereto. The Stockholder shall, at Loral's request, cause its representative to the Board of Directors of SS/L to resign, and, after such resignation, the Stockholder shall no longer be entitled to appoint a representative to the Board of Directors of SS/L.

            2.3. Price Protection.

            2.3.1. Additional Consideration in Certain Events. In the event that, at any time hereafter and on or prior to March 31, 1997, Loral or any entity under its control (including SS/L) purchases any shares of SS/L Common Stock, or enters into a written agreement or any agreement in principle or letter of intent to do so or an oral agreement as to all material terms, at an Adjusted Price Per Share (as defined in Section 2.3.2 below) exceeding $156,070 (as such amount shall be equitably adjusted from time to time to reflect stock splits, stock dividends and the like), Loral will pay to the Stockholder an amount equal to the product of such excess and the number of SS/L Shares acquired from the Stockholder in the Exchange, such payment to be made in cash, or, at Loral's election, using the same form of consideration as is used in connection with transaction requiring the adjustment. The additional consideration contemplated by this Section 2.3.1 will not be payable in respect of any acquisition by Loral or any entity under its control (including SS/L) of SS/L Common Stock pursuant to Section 2.7 of the Stockholders Agreement (as defined below). In the event of successive purchases or agreements during the period from the date of this Agreement


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until March 31, 1997, the adjustment for all SS/L Shares shall be made based upon the highest price so paid.

            2.3.2. Adjusted Price Per Share. The term "Adjusted Price Per Share" refers to the value attributable to a share of SS/L Common Stock, excluding therefrom any value attributable to the partnership interests in Globalstar, L.P. held by SS/L. The Adjusted Price Per Share shall be calculated by dividing
(a) the difference obtained by subtracting (x) the value of the Globalstar partnership interests (including GTL warrants issued to SS/L) at the time held by SS/L (valued at the average of the daily high and low sales prices of the corresponding number of shares of GTL Common Stock on the Nasdaq National Market on the ten trading days preceding the date of the transaction in question) from
(y) the valuation of 100% of the equity of SS/L, taken as a whole as determined by the value of the consideration paid in respect of the SS/L Common Stock in question (with consideration other than cash to be valued at the fair market value thereof) by (b) the number of shares of SS/L Common Stock outstanding immediately prior to such purchase.

            2.3.3. Adjustment Closing. The closing of the transactions contemplated by Section 2.3.1 (the "Adjustment") shall occur on the third business day after the closing of the transaction requiring such adjustment (the "Adjustment Closing Date"). Any cash amounts payable in connection with the adjustment will be paid by wire transfer of immediately available funds to the account or accounts specified by the Stockholder.

3. REPRESENTATIONS AND WARRANTIES

            3.1. Representations and Warranties of Loral. Loral represents and warrants to the Stockholder as follows:

            3.1.1. Organization; Capitalization. Loral is a company duly organized and validly existing under the laws of the Islands of Bermuda and has all requisite corporate power and authority to own its properties and assets and to


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conduct its business as now conducted. The authorized capital stock of Loral consists of (a) 750,000,000 shares of Common Stock, par value $.01 per share, of which 191,092,308 shares are issued and outstanding and, without giving effect to the transactions contemplated hereby, 93,096,077 additional shares are reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities; (b) 150,000,000 shares of Series A Non-Voting Convertible Preferred Stock, par value $.01 per share, of which 45,896,977 shares are outstanding and none of which have been reserved for issuance; and (c) 750,000 shares of Series B Preferred Stock, par value $.01 per share, no shares of which are outstanding, and 250,000 shares of which have been reserved for issuance upon the exercise of outstanding rights.

            3.1.2. Authorization and Validity of Agreement. Loral has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Loral's obligations hereunder have been, or will have been on the Closing Date, duly authorized by the Board of Directors of Loral, and no other corporate proceedings on the part of Loral are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Loral and is the legal, valid and binding obligation of Loral.

            3.1.3. No Conflict or Violation. The execution, delivery and performance by Loral of this Agreement do not and will not violate or conflict with any provision of the charter documents or bye-laws of Loral, and do not and will not violate any provision of any agreement or instrument to which Loral is a party or by which it is bound, or any order, judgment or decree of any court or other governmental or regulatory authority to which Loral is subject.

            3.1.4. Validity of Securities. If Loral elects the CPEO Consideration, the CPEOs will have been duly and validly authorized and, when duly executed, authenticated, issued and delivered as contemplated by the Indenture


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against payment therefor as provided herein, will be duly and validly issued, fully paid and not subject to further calls, and will constitute the valid and binding obligation of Loral entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditor's rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            3.2. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Loral as follows:

            3.2.1. Organization. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

            3.2.2. Authorization and Validity of Agreement. The Stockholder has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Stockholder's obligations hereunder have been, or will have been on the Closing Date, duly authorized by the Board of Directors of the Stockholder, and no other corporate or other proceedings on the part of the Stockholder are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Stockholder and is the legal, valid and binding obligation of the Stockholder.

            3.2.3. No Conflict or Violation. The execution, delivery and performance by the Stockholder of this Agreement do not and will not violate or conflict with any provision of the charter documents or by-laws of the Stockholder, and do not and will not violate any provision


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of any agreement or instrument to which the Stockholder is a party or by which it is bound, or any order, judgment or decree of any court or other governmental or regulatory authority to which the Stockholder is subject.

            3.2.4. Title to SS/L Shares. The Stockholder holds good and valid title to the SS/L Shares, which shares are owned by the Stockholder free and clear of any lien or other right or claim, except to the extent set forth in the Stockholders Agreement (as defined below), and when such shares are acquired by Loral in accordance with the terms of this Agreement, Loral will acquire good and valid title to such shares free of any lien or other right or claim.

4. CONDITIONS TO CLOSING

            4.1. Conditions to the Closing.

            4.1.1. Conditions to Obligations of the Stockholder. The obligations of the Stockholder to consummate the Exchange are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

            (a) the representations and warranties of Loral contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

            (b) Loral shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

            (c) the Stockholder shall have received a certificate signed by an executive officer of Loral to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

            (d) if Loral has elected the CPEO Consideration, the Stockholder shall have received an opinion, dated


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      the Closing Date, from Appleby, Spurling & Kempe as to due formation of
      Loral and the legality of the CPEOs; and

            (e) if Loral has elected the CPEO Consideration, the Stockholder shall have received written confirmation from the Investment Banker that the Investment Banker is committed to purchase, on the Closing Date, the CPEOs from the Stockholder as contemplated by Section 2.1.

            4.1.2. Conditions to Obligations of Loral. The obligation of Loral to consummate the Exchange are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

            (a) the representations and warranties of the Stockholder contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

            (b) the Stockholder shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

            (c) Loral shall have received a certificate signed by and executive officer of the Stockholder to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

            4.1.3. Conditions to Obligations of Loral and the Stockholder. The obligations of Loral and the Stockholder to consummate the Exchange are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

            (a) all consents, waivers, authorizations and approvals of any governmental or regulatory authority required in connection with the execution, delivery and performance of this Agreement shall have been duly


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      obtained and in full force and effect;

            (b) the Exchange shall not be prohibited by any applicable law, court order or governmental regulation; and

            (c) if Loral has elected the CPEO Consideration, Loral and the trustee under the Indenture shall have executed the Indenture and the Indenture shall be in full force and effect.

5. MISCELLANEOUS

            5.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            5.2. No Waivers; Amendments.

            5.2.1. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            5.2.2. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each party hereto.

            5.3. Survival of Provisions. The representations and warranties, covenants and agreements contained in this Agreement shall survive and remain in full force and effect, regardless of any investigation made by or on behalf of the Stockholder, or by or on behalf of Loral, and shall survive delivery of the SS/L Shares and, if Loral has elected the CPEO Consideration, the CPEOs.



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            5.4. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

            5.5. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

            5.6. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            5.7. Press Releases and Public Announcements. Press releases and public announcements or disclosures relating to the transactions contemplated hereby shall be made only if mutually agreed upon by the parties hereto, except to the extent required by law or by stock exchange regulation, provided that any such required disclosure will, to the extent practicable, be subject to consultation among the parties.

            5.8. Termination of Certain Agreements. Effective upon the Closing, each of (i) that certain Stockholders Agreement dated as of April 22, 1991 among Aerospatiale SNI, Alcatel Espace, Finmeccanica S.p.A. (as successor in interest to Alenia Aeritalia & Selenia S.p.A.), SS/L, Loral Corporation and Loral Aerospace Holdings, Inc., as amended by that certain Amendment No. 1 to Stockholders Agreement dated as of November 10, 1992 among the parties to the aforementioned Stockholders Agreement and DASA and Loral Aerospace Corporation (such Stockholders Agreement, as amended by such Amendment No. 1, the "Stockholders Agreement"), (ii) that certain Operational Agreement dated April 22, 1991 among Aerospatiale SNI, Alcatel Espace, Finmeccanica S.p.A. (as successor in interest to Alenia Aeritalia & Selenia S.p.A.), SS/L, Loral Corporation and Loral Aerospace Holdings, Inc., as amended by that certain


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Amendment No. 1 to Operational Agreement dated November 10, 1992 among the parties to the aforementioned Operational Agreement and DASA (such Operational Agreement, as amended by such Amendment No. 1, the "Operational Agreement"),
(iii) that certain Space Systems/Loral, Inc. Memorandum of Agreement on Security Matters dated November 10, 1992 among Loral Corporation, Loral Aerospace Holdings, Inc., Loral Aerospace Corp., SS/L, Aerospatiale SNI, Alcatel Espace, Finmeccanica S.p.A. (as successor in interest to Alenia Aeritalia & Selenia S.p.A.), the Stockholder and the United States Department of Defense and (iv) that certain Visitation Procedures Agreement for Space Systems/Loral, Inc. dated November 10, 1992 among Loral Corporation, Loral Aerospace Holdings, Inc., Loral Aerospace Corp., SS/L, Aerospatiale SNI, Alcatel Espace, Finmeccanica S.p.A. (as successor in interest to Alenia Aeritalia & Selenia S.p.A.), the Stockholder and the United States Department of Defense shall terminate with respect to the Stockholder and be of no further force and effect with respect to the Stockholder, and the Stockholder shall have no further rights or obligations under any of such agreements. Each of the Stockholder and Loral hereby waives and releases any and all claims that it may have against the other arising from or relating to either the Stockholders Agreement or the Operational Agreement, provided, however, that any commercial subcontracts between the Stockholder and SS/L or between the Stockholder and Loral or any of its affiliates that may have been entered into pursuant to or as a result of the Operational Agreement shall remain in full force and effect.

            5.9. Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, including, without limitation, attorneys' fees and fees of financial advisors and investment bankers engaged by such party. Without limiting the generality of the foregoing, the Stockholders shall indemnify Loral and hold Loral harmless from and against any and all losses, claims, demands, costs, damages or liabilities, arising out of or


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related to the Stockholder's arrangements with Morgan Stanley & Co. in connection with the transactions contemplated hereby.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


                                       LORAL SPACE & COMMUNICATIONS LTD.


                                       By: /s/ Michael B. Targoff
                                           ----------------------------------
                                       Name:  Michael B. Targoff
                                       Title: President and Chief
                                               Operating Officer



                                       DAIMLER-BENZ AEROSPACE AG


                                       By: /s/ Dr. Andreas Sperl
                                           ----------------------------------
                                           Name: Dr. Andreas Sperl
                                           Title: Executive Vice President


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                                 AMENDMENT NO. 1

                                       TO

                               EXCHANGE AGREEMENT


            AMENDMENT NO. 1 TO EXCHANGE AGREEMENT dated as of February 6, 1997 (this "Amendment") between LORAL SPACE & COMMUNICATIONS LTD., a company organized under the laws of Bermuda ("Loral"), and DAIMLER-BENZ AEROSPACE AG (formerly Deutsche Aerospace AG), a corporation organized under the laws of Germany (the "Stockholder").

                              W I T N E S S E T H :

            WHEREAS, Loral and the Stockholder are parties to that certain Exchange Agreement dated as December 19, 1996 (the "Exchange Agreement"); and

            WHEREAS, Loral and the Stockholder desire to amend the Exchange Agreement in certain respects;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Exchange Agreement, the parties hereto agree as follows:

            1. Amendment of Section 2.3. Section 2.3 of the Exchange Agreement is hereby amended and restated in its entirety as follows:

                  2.3. Price Protection.

                  2.3.1. Additional Consideration in Certain Events. In the event that, at any time hereafter and on or prior to the Price Protection Termination Date (as defined below), Loral or any entity under its control (including SS/L) purchases any shares of SS/L Common Stock, or enters into a written agreement or any agreement in principle or letter of intent to do so or an oral agreement as to all material terms, at a price per SS/L Share exceeding $190,816 (as such amount shall be equitably adjusted from time to time to reflect stock splits, stock dividends and the like), Loral will pay to the Stockholder an amount equal to the product of such excess and the number of SS/L Shares acquired from the Stockholder in the Exchange, such payment to be made in cash, or, at Loral's election, using the same form of consideration as is used in connection with transaction requiring the adjustment. The additional consideration contemplated by this Section
      2.3.1 will not be payable in respect of any acquisition by Loral or any entity under its control (including SS/L) of SS/L Common Stock pursuant to
      Section 2.7 of the Stockholders Agreement (as defined below). In the event of successive purchases or agreements during the period from the date of this Agreement until the Price Protection Termination Date, the adjustment for all SS/L Shares shall be made based upon the highest price so paid. The "Price Protection Termination Date" shall mean (i) March 31, 1997 or
      (ii) such later date, if any, to which Loral or any entity under its control (including SS/L) shall have agreed to extend price protection similar to the provisions of this Section 2.3.1 for the benefit of an SS/L stockholder other than the Stockholder.

                  2.3.2. Adjustment Closing. The closing of the transactions contemplated by Section 2.3.1 (the "Adjustment") shall occur on the third business day after the closing of the transaction requiring such adjustment (the "Adjustment Closing Date"). Any cash amounts payable in connection with the adjustment will be paid by wire transfer of immediately available funds to the account or accounts specified by the Stockholder.

            2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

            3. Effectiveness of Agreement. Except as expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect.


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            4. Counterparts. This Amendment may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

                                        LORAL SPACE & COMMUNICATIONS LTD.


                                        By: /s/ Michael P. DeBlasio
                                            ------------------------------------
                                        Name:  Michael P. DeBlasio
                                        Title: Senior Vice President and
                                                 Chief Financial Officer



                                        DAIMLER-BENZ AEROSPACE AG


                                        By: /s/ Dr. Andreas Sperl
                                            ------------------------------------
                                        Name:  Dr. Andreas Sperl
                                        Title: Executive Vice President


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